Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Avago Technologies Limited of our report dated June 5, 2006, except for the effects of discontinued operations discussed in Note 17, as to which the date is December 16, 2008, relating to the financial statements of the Semiconductor Products Business, a business segment of Agilent Technologies, Inc., which appears in Avago Technologies Limited’s Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-153127). We also consent to the reference to us under the heading “Experts” in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-153127).

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 5, 2009